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                                   EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated September 8, 1999, except as to the information presented in Notes 5 and 6, for which the date is December 9, 1999, relating to the financial statements, which appears in Watson Wyatt & Company's Annual Report of Form 10-K for the year ended June 30, 1999 and which is included in this registration statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.






PricewaterhouseCoopers LLP
Washington, D.C.

January 19, 2000